Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                      (the “Effective Date”), is entered into between IFM Investments Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and                      (“Executive”).

W I T N E S S E T H:

In consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1. Employment.

(a) Agreement to Employ. Subject to the terms and the conditions of this Agreement, the Company hereby agrees to employ Executive and Executive hereby agrees to accept employment by the Company, effective as of the Effective Date.

(b) Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 4, the Company shall employ Executive for the period commencing on the Effective Date and ending on                      (such period, together with any extensions thereto, being referred to as the “Term”). The Term of the employment may be extended for                      by mutual agreement of the parties hereto. If the parties hereto wish to extend the Term of employment, they will start to negotiate a new employment agreement at least 60 days prior to the end of the Term. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

(c) Duties and Responsibilities. During the Employment Period, Executive shall serve as                      of the Company,                     , China and his duties and responsibilities shall consist of                      and other duties and responsibilities of an executive nature which are consistent with his position. Executive shall comply with all applicable policies and procedures of the Company. Executive agrees that during the Employment Period he shall be a full-time employee and shall devote his working time, energy and attention to the performance of his duties and responsibilities under this Agreement and faithfully and diligently endeavor to promote the business and best interests of the Company, and shall not engage in any other business activities, no matter whether such activities conflict with the Company’s business or not. Executive shall report to                      and the Company’s Board of Directors.

2. Compensation and Benefits.

(a) Compensation. During the Employment Period, the Company shall pay Executive an annual compensation at the annual rate of                     .

(b) Medical Plans. During the Employment Period, the Company shall provide to Executive and his spouse and eligible dependants with a comprehensive medical plan, the                      Plan as provided by                     .

(c) Vacation. During the Employment Period, Executive shall be entitled to paid vacation of twenty (20) business days per year, in accordance with the Company’s then current policies and practices. Not more than five (5) business days of accrued but unused vacation time may be carried over to the following year.

3. Equity-based Incentives In addition to the compensation and benefits provided to Executive pursuant to Section 2, as soon as practicable following the Effective Date, and subject to compliance with applicable laws and Company’s Board Resolution, Executive shall receive a grant of an option to purchase                      ordinary shares of the Company, subject to the Company’s applicable stock incentive plan and the terms of a stock option grant agreement entered into separately by the Company and Executive. The terms regarding exercise price and vesting schedule of the stock options to be granted to Executive shall be the same as such terms of the stock options granted to other executive-level employees.

4. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Section 1(b) hereof, the Employment Period shall end and this Agreement shall terminate if, prior to the end of the Term, Executive’s employment with the Company terminates for any reason, including but not limited to, Executive’s death or Disability (as hereinafter defined), termination by the Company with or without Cause (as hereinafter defined), or voluntary termination by Executive. In such event, the Employment Period shall end and, except as otherwise provided herein, this Agreement shall terminate upon the effective date of such termination.

(b) Termination by the Company with or without Cause. Executive may be terminated by the Company with or without Cause effective immediately upon delivery of written notice thereof to Executive. “Cause” shall mean (i) the continued failure by Executive substantially to perform his duties and obligations to the Company which is not cured 30 days after the Company notified the Executive of the initial failure, including without limitation repeated refusal to follow the reasonable directions of the employer, knowing violation of law in the course of performance of the duties of Executive’s employment with the Company, repeated absences from work without a reasonable excuse, and intoxication with alcohol or use of illegal drugs while on the Company’s premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (ii) fraud or material dishonesty against the Company; or (iii) a conviction or plea of guilty for the commission of a felony or other crime. Determination of Cause shall be made by the board of the Company in its sole discretion.

(c) Termination due to Death or Disability. Executive’s employment hereunder shall terminate upon Executive’s death or in the event of a termination by the Company due to Executive’s Disability. “Disability” shall mean any physical or mental condition that would make Executive no longer capable or suitable to perform his duties hereunder as determined in the sole discretion of the Company.

(d) Voluntary Termination by Executive. Executive may voluntarily terminate his employment with the Company on not less than three (3) months’ prior written notice to the Company.

(e) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive shall be communicated by a written Notice of Termination addressed to the other Party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with the Company has been or will be terminated and the specific provisions of this Section 4 under which such termination is being effected.

(f) Payment Upon Termination by the Company without Cause. In the event of the termination by the Company without Cause, the Company agrees to pay the Executive (i) Compensation for the                      period following the date of termination, payable in accordance with the Company’s payroll practice in effect on such termination date.

5. Covenants.

(a) Non-Compete and Confidentiality Agreement. In consideration of the employment and other consideration offered by the Company under this Agreement, the Executive agrees to enter into a Non-Compete and Confidentiality Agreement with the Company in the form attached hereto as Exhibit A (the “Non-Compete and Confidentiality Agreement”).

(b) Mutual Non-Disparagement. Executive will not at any time during or after the Employment Period make (whether directly or through any other person or entity) any public or private statements (whether oral or in writing) which are derogatory or damaging to the Company or any of its affiliates, businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, members, partners, directors or shareholders, and the Company will cause its officers and directors to not make disparaging or derogatory comments about Executive except, in each case, to the extent required by law, and only after consultation with the other party to the maximum extent possible to maintain goodwill for such party.

6. Enforcement. In the event that Executive breaches any covenant set forth in Section 5 hereof (including any covenants set forth in the Non-Compete and Confidentiality Agreement), the Company shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce any such restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law.

7. Miscellaneous.

(a) Survival. To the extent necessary to give effect to such provisions, the provisions of this Agreement (including without limitation, Section 5 and 6 hereof) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period, an early termination pursuant to Section 4 or otherwise.

(b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession occurs by operation of law) by reason of a merger, consolidation or reorganization involving the Company or, unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which Executive performs a majority of his services. This Agreement shall also inure to the benefit of Executive’s heirs, executors, administrators and legal representatives.

(c) Assignment. This Agreement may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(d) Entire Agreement. This Agreement (together with exhibits hereto and provisions of the Company’s 2006 Stock Incentive Plan, where applicable) and the Non-Compete and Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the matters referred to herein and supersedes any and all prior agreements, whether written or oral. No other agreement relating to the terms of Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(e) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any covenant contained herein is not enforceable in accordance with its terms, Executive and the Company agree that such provision shall be reformed to make such covenant enforceable in a manner that provides the Company the maximum rights permitted at law.

(f) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(g) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:

Century 21 China Real Estate 26A Hanwei Plaza, No. 7 Guanghua Road, Chaoyang District Beijing 100004, China Attention:

If to Executive:

(h) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

(i) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(k) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company under applicable income or employment tax laws or similar statutes or other provisions of law then in effect in relevant jurisdictions.

(l) Disputes. All disputes between the parties arising from or in connection with this Agreement or Executive’s employment hereunder, including those relating to the existence and validity of this Agreement, shall first be submitted                     .

(m) Governing Law. This Agreement shall be governed by the laws of the                     , without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

IFM Investments Limited

By:
Name:
Title:

EXECUTIVE:

By:

EXHIBIT A

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) dated as of                      (the “Effective Date”), between IFM Investments Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and                      (“Executive”).

W I T N E S S E T H:

WHEREAS, concurrently herewith, the Company is entering into an Employment Agreement with the Executive (the “Employment Agreement”); and

WHEREAS, the execution and delivery of this Agreement is required by the terms of the Employment Agreement, and the Company would not employ the Executive based on the terms of the Employment Agreement unless the Executive executes this Agreement and agrees to comply with the terms hereof, and this Agreement constitutes an important portion of the consideration given by the Employment under the Employment Agreement and is integral to the benefit of the bargain to the Company under the Employment Agreement.

All capitalized terms not otherwise defined herein shall have the same meaning ascribed thereto in the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for the consideration received under the Employment Agreement, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Scope. The Executive acknowledges that the provisions of this Agreement are an essential element of the terms of employment contemplated by the Employment Agreement, a fundamental inducement to the Company to enter into the Employment Agreement and reasonable and necessary to protect the Company. In addition, the Executive acknowledges that the provisions of this Agreement (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company and (ii) contain reasonable limitations as to the time and the scope of the activity to be restrained; and that the consideration provided under the Employment Agreement is sufficient to compensate the Executive for the restrictions contained herein.

2. Non-Competition. Executive agrees that during the Employment Period (as defined in the Employment Agreement) and for the one (1)-year period thereafter (the “Restriction Period”), he shall not, directly or indirectly, for his own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, member, joint venture, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business in competition with the business of the Company or any of its affiliates, or any other business that the Company or any of its affiliates may manage as of the date Executive’s employment hereunder terminates (a “Competing Business”).

3. Non-Solicitation Executive agrees that during the Employment Period and the Restriction Period, he shall not, directly or indirectly, whether through his own efforts, or through the efforts, or in any way assisting or employing the assistance, of any other person or entity (including without limitation through any consultant or any person employed by or associated with any entity with whom Executive may be employed or associated) (i) solicit or otherwise attempt to interfere in the business relationship between the Company and any person, firm, corporation or other entity that was a customer or client of the Company or its affiliates within the two (2)-year period immediately prior to the termination of Executive’s employment, or that was a prospective customer or client of the Company or its affiliates to whom the Company has made a proposal within the one (1)-year period immediately prior to the termination of Executive’s employment, or (ii) solicit for employment, hire or otherwise engage in any capacity any individual who is or has within the previous one (1) year been an employee, member or partner of the Company or any of its affiliates, or induce any such person to terminate his or her employment by or other relationship with the Company or any of its affiliates.

4. Confidentiality.

(a) Executive agrees that during the Employment Period and at all times thereafter, he will keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of the Company and its affiliates that Executive may develop or learn in the course of his employment, including, without limitation:

(i) “know how,” design, programs, software, database, management system and descriptions thereof;

(ii) business plan, development plan, status reports and results thereof;

(iii) financial information or plans; track records and other performance data;

(iv) sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information;

(v) the terms of this Agreement or the Employment Agreement;

(vi) information concerning new or potential investors, customers, clients or shareholders;

(vii) trade secrets; pricing policies; operational methods;

(viii) investment methodologies; technical processes;

(ix) computer code; formulae, inventions and research projects; and

(x) other business affairs of the Company and its affiliates.

(b) Notwithstanding the foregoing, Confidential Information shall not include any information which has been independently developed by Executive prior to the Effective Date (as defined in the Employment Agreement). The Executive covenants and agrees that he will not remove any Confidential Information from the Company’s premises or disclose such Confidential Information to anyone outside of the Company (including, without limitation, Apollo Group, Inc., Realogy Corporation, Cartus and their respective successors, assigns, subsidiaries and affiliates, either now existing or at anytime thereafter), either during or after the Employment Period, except (i) in good faith, in the course of performing his duties under this Agreement, (ii) with the prior written consent of the board of the Company (it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company), or (iii) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency, or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further).

(c) In the event of termination of the Executive’s employment with the Company for any reason, the Executive agrees, promptly and without request, to deliver to and inform the Company of all confidential or proprietary documents and data pertaining to his or her employment and the Company’s Confidential Information, whether prepared by the Executive or otherwise coming into his or her possession. The Executive will not retain any written or other tangible material containing any information concerning or disclosing any of the Company’s Confidential Information. The Executive shall also sign and date a “Termination Certification” in the following form:

“This is to certify that I do not have in my possession, nor have I failed to return, any confidential information or copies thereof, or other documents or materials, equipment or other property belonging to the Company.”

“I further certify that I have complied with and will continue to comply with the Non-Competition and Confidentiality Agreement which I signed.”

“I further agree that, in compliance with the Non-Competition and Confidentiality Agreement, I will preserve as confidential and not use any or all Confidential Information which has or could have commercial value or other utility due to its confidentiality in the business in which the Company is engaged or reasonably contemplates engaging or the unauthorized disclosure of which could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.”

(d) In the event of termination of the Executive’s employment with the Company for any reason, the Executive agrees that he will protect the value of the Company’s Confidential Information and take reasonable measures to prevent the misappropriation or disclosure thereof. The Executive will not disclose or use to his (or for the benefit of any third party) or to the detriment of the Company any Confidential Information.

5. Terms of Restrictive Covenants.

(a) If any court determines that any of the provisions of Sections 2, 3 or 4 of this Agreement (the “Restrictive Covenants”), or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(b) If it is ever held that the Restrictive Covenants are too onerous and are not necessary for the protection of the Company, each party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other party or parties hereto.

(c) If the Executive breaches, or threatens to commit a breach of, the Restrictive Covenants, the Company shall have the right and remedy to (i) have the Restrictive Covenants specifically enforced by any court having proper jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide adequate remedy to the Company and (ii) to cancel, and the Executive agrees to forfeit, any options or securities issued to the Executive under the Company’s Amended and Restated 2006 Stock Incentive Plan, including, without limitation, those options granted under that certain Stock Option Agreement, dated as of                     , by and between the Company and the Executive. The foregoing rights shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

(d) The Company and the Executive each intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right to relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, with breaches of such Restrictive Covenants in such other jurisdiction being, for this purpose, severable into diverse and independent covenants.

6. Assignment of Work Products.

(a) Definition of Work Products. “Work Products” means all or any part of the product researched, developed, translated or obtained, including without limitation patents, trademarks, copyrights, business secrets, operation secrets, or know-how, regardless of whether such work products is (i) applicable for patent or protectable as copyright or trademark; (ii) is produced in tangible form and applied in practice; (iii) is made during the course of the Executive’s employment with the company.

(b) Assignment of Work Products. The Executive hereby assigns and agrees to assign to the Company or its designee, his or her entire right, title and interest in and to all Work Products which he may solely or jointly conceive, discover, develop or reduce to practice during the period of his or her employment (i) which are aided by the use of time, material, trade secrets or facilities of the Company, whether or not during working hours, (ii) which has or could have commercial value or other utility in any of his or her work during the period of employment, or (iii) which has or would reasonably be expected to have commercial value or other utility in the business in which the Company is engaged or reasonably contemplates engaging. The Executive agrees that all such Work Products shall be the sole property of the Company. Executive hereby agrees to waive and never assert “equitable rights,” including but not limited to moral rights, in any such works either during or after employment, and to the extent permitted by law, assigns any such rights in all such works under any copyright or similar law to the Company.

(c) Work Products Not Assigned. This Agreement shall not require that the Executive assign any of his or her rights in an Work Product that the Executive developed entirely on his or her own time without using the Company’s equipment, supplies, facilities or trade secrets except for those Work Products that either:

(i) relate at the time of conception or reduction to practice of the Work Product to the Company’s business or the actual or demonstrably anticipated research or development of the Company; or

(ii) result from any work performed by the Executive for the Company.

(d) Work Products Made Prior to Employment. No rights are hereby conveyed to Work Products, if any, made by the Executive prior to retention by the Company, which, if any, are listed on an exhibit to this Agreement.

(e) Necessary Acts. The Executive hereby agrees to perform, during and for two (2) years following termination of the Executive’s employment with the Company for any reason, all acts deemed reasonably necessary by the Company and in accordance with applicable law to permit and assist the Company, at the Company’s expense, in obtaining, maintaining and enforcing the full benefits, enjoyment, rights and title, throughout the world, of the Work Products hereby assigned by the Executive to the Company as set forth above.

7. Governing Law; Disputes. This Agreement shall be governed by the laws of the                     , without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply. All disputes between the parties arising from or in connection with this Agreement or Executive’s employment hereunder, including those relating to the existence and validity of this Agreement, shall first be submitted to                     .

8. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company, or to any other person, partnership, corporation, or other entity which has purchased substantially all business or the assets of the Company.

9. Amendment. It is agreed that no change or modification of this Agreement shall be made except in a writing signed by both parties.

10. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not be affected thereby.

11. Drafting Party. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. No implication shall be drawn and no provision of this Agreement shall be construed against either party by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, administrators, successors, and assigns of the respective parties.

13. Entire Agreement. This Agreement, including the Employment Agreement executed simultaneously herewith, contains the entire understanding of the parties with respect to the terms herein and supersedes all prior agreements, arrangements and understandings between the Company and the Executive, whether oral or written, with respect to the matters specified herein.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

IFM Investments Limited

By:

Name:

Title:

EXECUTIVE:

By: